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                                                                  EXHIBIT 23(iv)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to the Registration Statement of Bracknell Corporation on Form F-4 of our report dated March 9, 2000, on the consolidated balance sheets of Sunbelt Integrated Trade Services, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the year ended December 31, 1999 and the period May 21, 1998 (inception) to December 31, 1998. We consent also to the use of our report dated March 12, 1999 (except for Note 11 for which the date is March 9, 2000) on the statements of income and of cash flows of Quality Mechanical Contractors, Inc. for the year ended December 31, 1998 appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We consent to the use in this Amendment No. 4 to the Registration Statement of Bracknell Corporation on Form F-4 of our reports dated March 3, 2000, on the balance sheets of Crouch Industries, LLC and Pneu-Temp, Inc. as of December 31, 1999 and 1998, and the related statements of operations, members' account or stockholders' equity, and cash flows for the years then ended appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading of "Experts" in such Proxy Statement/Prospectus.

/s/ DELOITTE & TOUCHE LLP



Las Vegas, Nevada
December 4, 2000